Exhibit 99.1

Allegheny Technologies Announces Dividend Increase, 2006 Capital Plan and Voluntary Pension Contribution

     PITTSBURGH--(BUSINESS WIRE)--Dec. 9, 2005--Allegheny Technologies Incorporated (NYSE:ATI) today announced actions designed to continue to increase shareholder value:

     -- The Board of Directors increased ATI's quarterly dividend by 67% to $0.10 per share.

     -- Capital investments for 2006 are expected to approximate $225 million, primarily aimed at growing ATI's high-value product capabilities.

     -- ATI made a $100 million voluntary contribution to its U.S. defined benefit pension plan.

     "Our major end markets remain strong, and we are well-positioned to fully achieve ATI's opportunities in 2006 and beyond," said L. Patrick Hassey, Chairman, President, and Chief Executive Officer. "We are confident in ATI's ability to continue to generate strong cash flow over the next several years. The actions announced today are aimed at enhancing shareholder value over the near-term and long-term by increasing shareholder return, improving ATI's balance sheet, and continuing to invest for profitable growth."

     Details of today's announcement:

     1. The Allegheny Technologies Board of Directors declared a quarterly dividend of $0.10 per share of common stock. The dividend is payable on December 27, 2005, to stockholders of record at the close of business on December 19, 2005.
     2. ATI's $225 million capital investment plan for 2006 includes the previously announced major expansion of ATI's titanium production capabilities (July 15, 2005) and the previously announced expansion of ATI's premium-melt nickel-based alloy, superalloy, and specialty alloy production capabilities (September 8, 2005). These two growth projects account for over $100 million of ATI's 2006 capital investment plan. ATI is considering additional investments to expand its high-value products capabilities to better serve rapidly growing global markets, such as aerospace, chemical process and oil & gas, electrical energy, and medical.
     3. While ATI is not required to make cash contributions to its U.S. defined benefit pension plan for 2005, the Company made a $100 million voluntary cash contribution during the fourth quarter to improve the plan's funded position.

     This news release contains forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission.

     Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $3.4 billion over the last four quarters. ATI has approximately 9,000 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty materials solutions. Our major markets are aerospace, construction and mining, chemical processing/oil & gas, food equipment and appliance, automotive, electrical energy, machine and cutting tools, and medical. Our products include nickel-based alloys and superalloys, titanium and titanium alloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, silicon and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.


     CONTACT: Allegheny Technologies Incorporated
              Dan L. Greenfield, 412-394-3004